Exhibit 10.19

CAESARS ENTERTAINMENT CORPORATION AMENDED AND RESTATED

ESCROW AGREEMENT

THIS CAESARS ENTERTAINMENT CORPORATION AMENDED AND RESTATED ESCROW AGREEMENT (the “Escrow Agreement”) is made by and between Caesars Entertainment Corporation (formerly known as The Promus Companies Incorporated, a Delaware corporation, and Harrah’s Entertainment, Inc., the “Company”) and Wells Fargo Bank N.A., successor by merger to Wells Fargo Bank Minnesota, N.A. (the “Escrow Agent”).

WHEREAS, the Company historically has maintained (and currently does maintain) the following five nonqualified deferred compensation plans (the “Deferred Compensation Plans”): (i) the Park Place Entertainment Corporation’s Executive Deferred Compensation Plan (the “CEDCP”); (ii) the Harrah’s Entertainment, Inc. Deferred Compensation Plan (the “DCP”); (iii) the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan (the “EDCP”); (iv) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan (the “ESSP”, aka Caesars Entertainment Corporation Executive Supplemental Savings Plan); and (v) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II (the “ESSP II”, aka Caesars Entertainment Corporation Executive Supplemental Savings Plan II, together with the ESSP, the “ESSPs”));

WHEREAS, the Company previously established an Escrow Fund (as hereinafter defined) pursuant to an escrow agreement dated February 8, 1990 for which Sovran Bank was the escrow agent (the “Initial Escrow Agreement”) and the Company made contributions to the Escrow Fund pursuant to the Initial Escrow Agreement to provide a source of funds to assist the Company in meeting its obligations under the EDCP, certain of its obligations under the DCP and certain obligations under individual retirement and severance agreements;

WHEREAS, the Initial Escrow Agreement was amended from time to time and, on or about August 31, 2000, Wells Fargo Bank Minnesota, N.A. was appointed as the Escrow Agent under the Initial Escrow Agreement and accepted such appointment;

WHEREAS, all obligations under the individual retirement and severance agreements that were previously covered by the Initial Escrow Agreement, in each case, have been fully satisfied;

WHEREAS, the Deferred Compensation Plans are currently frozen to new participants and new deferrals;

WHEREAS, the Company is also a party to a Trust Agreement, most recently amended as of the Effective Date (as defined below), for which Wells Fargo Bank, N.A. is the Trustee (the “Trust Agreement”), and the Company made contributions pursuant to the Trust Agreement to provide a source of funds to assist the Company in meeting its obligations under the CEDCP, the ESSPs and the portion of the DCP that was not subject to funding through the Escrow Agreement;

WHEREAS, Caesars Entertainment Operating Company, Inc. (“CEOC”, f/k/a Harrah’s Operating Company, Inc.), a Delaware corporation and a wholly-owned subsidiary of the Company, voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code on January 15, 2015;

WHEREAS, a settlement agreement (the “Settlement Agreement”), dated as of September 14, 2016, by and among CEOC and the Company, concerning the treatment of the assets and liabilities associated with the Deferred Compensation Plans, has been approved by the United States Bankruptcy Court for the Northern District of Illinois in Chicago;

WHEREAS, the Settlement Agreement provides, among other things, that the Company shall assume all liabilities under or with respect to the Deferred Compensation Plans, that CEOC shall have no liabilities under or with respect to the Deferred Compensation Plans (or to any Deferred Compensation Plan Participants), that the Company shall be the sole owner of the Escrow Fund, and that the Initial Escrow Agreement shall be amended to give effect to the Settlement Agreement;

WHEREAS, the Company and the Escrow Agent wish to amend and restate the Initial Escrow Agreement as contemplated by the Settlement Agreement into this Escrow Agreement and, as part of such amendment and restatement, to make certain other clarifying and conforming changes, which Escrow Agreement shall hereinafter be known as “Caesars Entertainment Corporation Amended and Restated Escrow Agreement”; and

WHEREAS, it is the continued intent of the parties that this Escrow Agreement shall be treated as if it were a grantor trust under the Internal Revenue Code of 1986, as amended, and, accordingly, it is intended and expressly recognized that the income, deduction, and credits associated with the assets transferred to the Escrow Agent shall be passed through to the Company and shall be included in computing the Company’s taxable income.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the parties amend and restate the Escrow Agreement in its entirety effective as of the Plan Effective Date (as defined in the Settlement Agreement, the “Effective Date”), as follows:

ARTICLE I

THE PLAN

SECTION 1.1 Plans Subject to the Escrow Agreement. The EDCP and the DCP (as each may be amended from time to time) shall be subject to this Escrow Agreement from and after the Effective Date (and shall be referred to herein as the “Plans”).

SECTION 1.2 Participants. The Participants under this Escrow Agreement are all individuals who have an account balance under the EDCP as of the Effective Date. For purposes of this Escrow Agreement, the beneficiary of any Participant who dies shall be deemed a Participant under this Escrow Agreement to the extent such beneficiary is entitled to the then-accrued benefits under a Plan.

ARTICLE II

ESCROW AND ESCROW FUND

SECTION 2.1 Escrow.

(a)    The current balance of the Escrow Fund (as defined in Section 2.2), together with any subsequent contributions made or to be made by the Company, constitute the entire Escrow Fund to be held, administered and disposed of by the Escrow Agent in accordance with the terms of the Plans and as provided in this Escrow Agreement. The Escrow Fund (and any earnings thereon) shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of the Plan participants and will be subject to the claims of the Company’s general creditors as herein set forth.

(b)    Without limiting the generality of the foregoing, the Company shall make payments or contributions to the Escrow Agent equal in value to any additional amount which is determined at the end of each calendar year, or at more frequent times as may be determined by the Company, by an actuary or certified public accountant selected by the Company to be necessary or sufficient to provide for or otherwise assure the payment of benefits then accrued, payable, or to be payable under the Plans based on deferrals up to that point in time, which payment or contribution may be cash and/or property including life insurance policies (which shall then be included under the defined term “Life Insurance Policies” hereunder) and shall be made as promptly as practicable after the end of each calendar year or such other more frequent times as determined by the Company.

(c)    The Company may, at any time or from time to time, deposit into escrow additional monies to pay premiums on specific Life Insurance Policies designated by the Company and to pay interest on any policy loans which interest is incurred and payable during the first seven years of any such policy. Upon the occurrence of such deposit, the Escrow Fund shall be deemed enlarged so that the Escrow Fund will thereafter be maintained at a level to pay accrued benefits to the Participants under the Plans based on deferrals to that point in time and also to pay premiums on the designated policies and to pay interest on such policy loans.

(d)    If at any time or from time to time a certified public accountant or actuary selected by the Company determines that the then present value of the Escrow Fund (including, but not limited to, the cash surrender value of any Life Insurance Policies and any proceeds from Life Insurance Policies), using an annual discount rate equal to the Company’s then-current long term annual borrowing rate, is larger than necessary to pay benefits then accrued, payable, or to be payable under the Plans based on deferrals up to that point in time, and to pay policy premiums and make interest payments on policy loans if the Company shall have made a deposit under Section 2.1(c), then the Escrow Agent shall forthwith transfer, deliver, and assign to the Company such funds or property (including, but not limited to, any proceeds from Life Insurance Policies or Life Insurance Policies themselves) as may be specified in a written instruction to the Escrow Agent from the Company so that the Escrow Fund is not overfunded. Said written instruction shall be in the form of a letter signed by the Controller or Assistant Controller of the Company and shall be accompanied by an affidavit of the Controller or Assistant Controller, which shall state to the effect that, based on the opinion of the aforesaid actuary or certified public accountant selected by the Company, after the delivery of such funds or property to the Company, the Escrow Fund will not be underfunded or overfunded (i) for purposes of paying accrued benefits under the Plans (assuming that payment of such benefits were to commence as of the date of the letter or within 10 days thereof) to Participants when such benefits become due and payable based on deferrals up to the end of the month prior to the date of said written instruction and (ii) for purposes of Section 2.1(c) if the Company shall have made a deposit under Section 2.1(c). Upon receipt of the foregoing written instruction, the Escrow Agent shall forthwith deliver, transfer, and assign to the Company the funds and/or property (including but not limited to any Life Insurance Policies together with all incidents of ownership relating thereto) specified in the written instruction.

(e)    Any actuary or certified public accountant that provides an opinion or advice in connection with this Escrow Agreement shall have discretion to use such assumptions as he or she deems reasonably appropriate in providing any opinions or advice. In addition, any such opinion or advice may be based upon reasonable estimates or may use estimated numbers or projections which are deemed reasonable. Notwithstanding the foregoing, any actuary or certified public accountant that provides an opinion or advice in connection with the funding requirements of this Escrow Agreement shall assume, for purposes of calculating EDCP benefits, that all participants in the EDCP (other than those who have already terminated and are receiving the rate described in the EDCP (the “Termination Rate”) will be entitled to their Retirement Account (as such term is defined in the EDCP) balances as of the date of the calculation. Notwithstanding anything in this Escrow Agreement to the contrary, for the purpose of funding EDCP accounts, this Escrow Agreement shall be deemed sufficiently funded at any point in time if the Escrow Fund has sufficient assets at that time to pay the total amount of all EDCP account balances (the Retirement Rate balances) plus the Termination Rate balances of terminated employees who are receiving the Termination Rate; provided, however, that immediately prior to a Change in Control (as this term is defined in the EDCP), the Company shall calculate and increase the funding of the Escrow Fund, if necessary, so that the present value of all EDCP accounts will, prior to the Change in Control, be fully funded based on the following required assumptions:

(i)    All EDCP Participants will receive the applicable Retirement Rate for their EDCP accounts (except for those who have terminated employment and are receiving the Termination Rate in which case it will be assumed that they continue to receive this rate).

(ii)    Distribution of Participants’ accounts (in addition to those already in distribution) will commence three years after the Change in Control or age 55 if earlier based on the assumption Participants will terminate employment at that time.

(iii)    Distributions will occur according to the payment schedules elected by Participants in their deferral participation agreements.

(iv)    The discount rate used at the time this funding is calculated to determine any increase in funding will be the Ten Year Treasury Note Rate on the business day before the funding amount is calculated minus 1%. The Ten Year Treasury Note Rate will be the rate shown in the Credit Markets Column of The Wall Street Journal under “Treasury 10+ yr” or if no longer so published, in another publication or report that provides this rate.

The Company may rely on the opinion of any actuary, a certified public accountant, or an investment adviser in making this calculation. If there is any disagreement concerning these calculations including the Ten Year Treasury Note Rate, a consultant as identified by the Company’s Chief Executive Officer will make the final decision. Nothing herein will prevent the Company from providing additional funding if the Company decides additional funding at any time is appropriate to fully fund the Escrow Fund and nothing herein will negate the requirement for funding DCP accounts of EDCP Participants at their account balances or funding other obligations required to be funded pursuant to this Escrow Agreement. Any such accountant or actuary shall have no liability to the Company, the Escrow Agent, or any Participant or beneficiary if such assumptions, projections, or estimates are subsequently held erroneous (other than by reason of fraud or intentional miscalculation).

SECTION 2.2 Escrow Fund.

(a)    As used herein, the term “Escrow Fund” shall mean all assets of any type held by the Escrow Agent under this Escrow Agreement from time to time. Subject to the provisions of Section 2.1, the Escrow Fund shall be held, invested and reinvested by the Escrow Agent only in accordance with this Section 2.2. The Escrow Agent shall use the Escrow Fund to pay benefits and amounts payable to the Participants under the Plans when due if and to the extent that such benefits are not paid by the Company. For this purpose, the Escrow Agent shall, to the extent necessary to pay unpaid benefits, cancel any or all of the Life Insurance Policies and obtain and use the cash surrender value thereof to pay such benefits, provided, however, the Escrow Agent shall first give the Company 10 business days prior written notice specifying which policy or policies will be cancelled. Such policies shall then not be cancelled if the Controller or Assistant Controller of the Company or any Vice President of the Company informs the Escrow Agent during the 10 day notice period that such benefits have been paid. The Escrow Agent shall use its good faith efforts to invest or reinvest from time to time all, or such part, of any cash in the Escrow Fund as it believes prudent under the circumstances (taking into account, among other things, anticipated cash requirements for the potential payment of amounts due under the Plans as provided in Section 3.1 hereof and any other amounts payable under this Escrow Agreement) in either one or a combination of the following investments:

(i)    investments in direct obligations of the United States of America or agencies of the United States of America or obligations unconditionally and fully guaranteed as to principal and interest by the United States of America, in each case maturing within one year or less from the date of acquisition; or

(ii)    investments in negotiable certificates of deposit issued by a commercial bank organized and existing under the laws of the United States of America or any state thereof having a combined capital and surplus of at least $500 million;

(iii)    investments in guaranteed funding agreements of insurance companies having total assets in excess of $2 billion, provided such investments shall have withdrawal provisions appropriate for paying benefits to Participants when due and other payments required under this Escrow Agreement; or

(iv)    investments in money market funds, including, but not necessarily limited to, the money market fund maintained by the Escrow Agent, provided, however, that the Escrow Agent shall not be liable for any failure to maximize the income earned on that portion of the Escrow Fund as is from time to time invested or reinvested as set forth above, nor for any loss of income due to liquidation of any investment which the Escrow Agent, in its sole discretion, believes necessary to make any payments or to reimburse expenses under the terms of this Escrow Agreement.

The Escrow Agent shall be named as the owner and beneficiary of the Life Insurance Policies and, subject to Section 2.2(a), shall have the right to cancel such policies and receive the cash surrender value, and shall further have the right to borrow against cash policies. If any policy is reassigned back to the Company, the Company shall then be the owner and beneficiary thereof. If the Company makes a deposit under Section 2.1(c) for the purpose of paying premiums and interest on policy loans with respect to any specified Life Insurance Policies in escrow, then the Escrow Agent shall pay the premiums due on such policies as may be necessary or appropriate to keep the policies in force. If the Escrow Agent borrows against such policies, it will engage in such borrowing and will pay interest on loans in a manner that assures that interest payable on policy loans will be deductible by the Company for Federal income tax purposes to the extent that such interest would otherwise be deductible to the Company under the law in effect at such time if the Company was the owner and beneficiary of such policies. If the Company makes a deposit under Section 2.1(c), the Escrow Agent may borrow from the Life Insurance Policies to pay premiums so long as the interest on such loans is deductible by the Company for Federal income tax purposes. The Escrow Agent shall inform the Company of the need to borrow on such policies (without limiting the Company’s right to direct such borrowings) and the Company shall advise the Escrow Agent as to whether the interest to be paid on such loans will be deductible.

(b)    Except as hereinafter provided, all net interest and other net income credited on the investments of the Escrow Fund, to the extent not necessary to provide for any payments or expenses required or contemplated by this Escrow Agreement, shall be the property of the Company and shall not constitute a part of the Escrow Fund. Such net interest and other net income credited as of the end of any calendar quarter shall be paid over to the Company by the Escrow Agent as promptly as practicable, or, at the option of the Company exercisable by delivering written notice to the Escrow Agent, shall be contributed to the Escrow Fund and applied towards the Company’s obligation, pursuant to Section 2.1(b) hereof, to deliver further amounts to the Escrow Fund.

Notwithstanding anything herein to the contrary, the Company’s Chief Executive Officer and Chief Financial Officer, jointly, shall have authority to direct the Escrow Agent in writing, from time to time, to borrow from any Life Insurance Policies in the Escrow Fund and use the funds received from such borrowing to purchase other life insurance policies, including variable insurance or annuity contracts, as may be directed in writing by the Company’s Chief Executive Officer and Chief Financial Officer, jointly, which other insurance policies shall be assets of the Escrow Fund subject to the terms and provisions of this Escrow Agreement, as amended. The Escrow Agent shall act only as an administrative agent in carrying out directed investment transactions in accordance with this paragraph and shall not be responsible for the investment decision. If a directed investment transaction violates any duty to diversify, to maintain liquidity or to meet any other investment standard or other requirement under this Escrow Agreement or applicable law, the entire responsibility shall rest upon the Company. The Escrow Agent shall be fully protected in acting upon or complying with any restrictions or directions provided in accordance with this paragraph.

(c)    All losses of income or principal in respect of, and expenses (including, as provided in Section 4.1(g) hereof, any expenses of the Escrow Agent) charged against the Escrow Fund shall be for the account of the Company and the Company shall be obligated to promptly reimburse the Escrow Fund for any loss in principal amount of, or expense charged against, the Escrow Fund.

(d)    The Company’s Human Resources Committee of the Company’s Board of Directors may appoint an Investment Committee consisting of four corporate officers of the Company (the “EDCP Committee”). Notwithstanding anything herein to the contrary, the

EDCP Committee shall, by majority vote which may include action by a majority of such Committee members acting by written consent, have authority to determine investment guidelines and procedures and to select and approve the various investments of any assets held in the Escrow Fund including cash and any assets or investments contained within or held under insurance policies in the Escrow Fund. The Escrow Agent may rely upon a letter from the Secretary or Assistant Secretary of the Company or another designee that reports any decision made by the EDCP Committee, and the Escrow Agent agrees to carry out such decision as soon as reasonably practicable after receipt of any such letter. The Escrow Agent and the Company may designate the Company’s Controller or another designee to deal directly with any insurance carriers for purposes of implementing these investment decisions. All such investments shall be held by the Escrow Agent pursuant to this Escrow Agreement and subject to the terms hereof, as amended.

The Escrow Agent shall act only as an administrative agent in carrying out directed investment transactions in accordance with this paragraph and shall not be responsible for any investment decision. If a directed investment transaction violates any duty to diversify, to maintain liquidity or to meet any other investment standard or other requirement under this Escrow Agreement or applicable law, the entire responsibility shall rest upon the Company. The Escrow Agent shall be fully protected in acting upon or complying with any restrictions or directions provided in accordance with this paragraph.

ARTICLE III

RELEASE OF ESCROW FUND

SECTION 3.1 Deliveries to Participants. The Escrow Agent shall hold the Escrow Fund in its possession under the provisions of this Escrow Agreement until authorized to deliver the Escrow Fund or any specified portion thereof as follows:

(a)    If the Company does not make any payments under the Plans when due, the Escrow Agent shall deliver to individual Participants from the Escrow Fund the amounts that are payable to the Participants, at such times as such amounts become payable in accordance with the terms of the Plans. The Escrow Agent is authorized to comply with such terms as may be reasonably explained by the Company in writing. The Company will inform the Escrow Agent in writing from time to time as to the timing and amounts of payments due under the Plans. If the Company does not instruct the Escrow Agent as to amounts of payments due under the Plans or if the Escrow Agent reasonably deems such instructions to be erroneous or improper, then the Escrow Agent is authorized to take such steps as it deems necessary to determine the correct amounts and payments. Notwithstanding anything in this Escrow Agreement to the contrary, the Company’s Chief Executive Officer and Chief Financial Officer, jointly, shall have authority to direct the Escrow Agent in writing, from time to time (the “Payment Notice”), to pay directly to any Participant (or beneficiary if the Participant is deceased) who is entitled to a payment under the Plans such amount as may be directed in the Payment Notice for purposes of satisfying accrued benefits under any of the Plans, including but not limited to benefits payable by reason of a Participant’s or beneficiary’s exercise of a call provision under the Plans, and the Escrow Agent shall utilize for such payment such funds or investments in escrow, including but not limited to, cash and/or the cash surrender value of any insurance policies or contracts, as may be directed in the Payment Notice which may include directions to cash in a policy or borrow against a policy to obtain the funds for the benefit payments. Such payment shall be made by the

Escrow Agent as soon as practicable. The Escrow Agent shall act only as an administrative agent and carry out the directions in the Payment Notice in accordance with this paragraph and shall not be responsible for the payment decision. If any Payment Notice violates any duty or other requirement under this Escrow Agreement or applicable law, the entire responsibility shall rest upon the Company. The Escrow Agent shall be fully protected in acting upon or complying with any restrictions or directions provided in the Payment Notice in accordance with this paragraph.

(b)    In the event a Participant reasonably believes that he or she has not received timely payment of any amount or benefit payable to such participant from the Escrow Fund in respect of a Plan, the Participant shall be entitled to deliver to the Escrow Agent written notice (the “Participant’s Notice”) setting forth payment instructions for the amount or benefit the Participant believes is due under a Plan. The Escrow Agent shall deliver a copy of the Participant’s Notice to the Company within 10 business days of receipt thereof. If the Company does not deliver written notice to the Escrow Agent objecting to the payment instructions contained in the Participant’s Notice within 10 business days of receipt thereof from the Escrow Agent, the Escrow Agent shall make the payment set forth in the Participant’s Notice. If it is necessary to cancel any Life Insurance Policies for this purpose, the Escrow Agent shall follow the 10 day notice procedure set forth in Section 2.2(a) hereof regarding the cancellation of Life Insurance Policies. If the Company delivers timely written notice to the Escrow Agent objecting to the payment to the Participant requested in the Participant’s Notice, which notice shall be delivered by the Escrow Agent to the Participant within 5 business days of receipt thereof, the Escrow Agent shall be obligated to make the payment or provide the benefit set forth in the Participant’s Notice unless the Company objects on the grounds that the payment has already been made, in which event the procedures at the end of this Section 3.1(b) shall apply. If the Company objects on the grounds that the requested payment has already been made, the Escrow Agent shall not make the payment upon confirming that the payment has already been made. If the Escrow Agent does not, after due inquiry and investigation, confirm that such payment or payments have been made, then the Escrow Agent shall make the requested payment or payments.

(c)    To the extent that the Company from time to time makes payments under the Plans, the Escrow Agent shall upon request of the Company, using the Escrow Fund, promptly reimburse the Company for any such payment, together with interest as provided below. The Company may specify that such reimbursement and interest payment shall be in the form of the cash surrender value of Life Insurance Policies and in that instance the Escrow Agent shall assign, transfer, and deliver to the Company Life Insurance Policies designated by the Company as representing not less than such value. Such reimbursement and interest payment shall be made within 60 business days after a written notice is delivered by an officer of the Company to the Escrow Agent setting forth the specific amounts paid by the Company and specifying who received such payments and the date thereof. Said reimbursement amount shall bear interest, at the rate specified in Section 2.1(d) hereof, from the date the Company made such payment.

SECTION 3.2 Claims of Company Creditors in Event of Bankruptcy or Insolvency. It is the intent of the parties hereto that the Escrow Fund is and shall remain at all times subject to the claims of the general creditors of the Company in the event of bankruptcy or insolvency of the Company; provided, however, that if any contributions are made on behalf of any employee of any subsidiary of the Company relating to deferrals of compensation for periods after the Effective Date, the portion of the Escrow Fund attributable to such contributions shall be subject to the claims of such subsidiary’s creditors in the event of the bankruptcy or insolvency of such subsidiary. The Company shall not create a security interest in the Escrow Fund in favor of the Participants or any creditor. The Company’s Board of Directors or Chief Executive Officer shall provide the Escrow Agent with written notice of the Company’s bankruptcy or insolvency. In the case of bankruptcy, such notice is to be accompanied by a certified copy of the petition commencing the bankruptcy proceeding under the Bankruptcy Code, 11 U.S.C. § 11 et seq. When so notified, the Escrow Agent will suspend any further payment from the Escrow Fund to any Participants to whom the Company is obligated under the Plans, and will hold the Escrow Fund for the benefit of the Company’s general creditors only as directed by a court of competent jurisdiction. The Company will be considered insolvent if the sum of its debt is greater than all its property at a fair market valuation. For the avoidance of doubt, from and after the Effective Date, the assets of the Escrow Fund shall not be subject to claims of general creditors of CEOC except as, and to the extent, specifically provided in the foregoing provisions of this Section 3.2, and CEOC shall have no claim to, right in or title to the assets held by the Escrow Fund; provided that notwithstanding the Settlement Agreement or anything to the contrary contained herein, in the event that any or all of the liabilities under or with respect to the Deferred Compensation Plans are or are deemed obligations of CEOC or any of its direct or indirect subsidiaries, then CEOC shall be entitled to reimbursement for such liability from the Escrow Fund.

ARTICLE IV

ESCROW AGENT

SECTION 4.1 Escrow Agent.

(a)    The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement, and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent.

(b)    If, pursuant to Section 3.2 hereof or otherwise, all or any part of the Escrow Fund is at any time attached, garnished, or levied upon by any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, writ, judgment or decree shall be made or entered by a court affecting such property or any part thereof, then and in any of such events the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree, and it shall not be liable to the Company or any Participant by reason of such compliance even though such order, writ, judgment or decree subsequently may be reversed, modified, annulled, set aside or vacated.

(c)    The Escrow Agent shall maintain such books, records and accounts as may be necessary for the proper administration of the Escrow Fund, including, without limitation, as provided in Section 2.1 hereof, and shall render to the Company, on or prior to each January 31 until the termination of this Escrow Agreement (and on the date of such termination), an accounting with respect to the Escrow Fund as of the end of the then most recent calendar year (and as of the date of such termination).

(d)    The Escrow Agent shall not be liable for any act taken or omitted to be taken hereunder if taken or omitted to be taken by it in good faith. The Escrow Agent shall also be fully protected in relying upon any notice given hereunder which it in good faith believes to be genuine and executed and delivered in accordance with this Escrow Agreement.

(e)    The Escrow Agent may consult with legal counsel to be selected by it, and the Escrow Agent shall not be liable for any action taken or suffered by it in accordance with the advice of such counsel.

(f)    The Escrow Agent shall be reimbursed by the Company for its reasonable expenses incurred in connection with the performance of its duties hereunder and shall be paid reasonable fees for the performance of such duties in the manner provided by Section 4.1(g).

(g)    The Company agrees to indemnify and hold harmless the Escrow Agent from and against any and all damages, losses, claims or expenses as incurred (including expenses of investigation and fees and disbursements of counsel to the Escrow Agent) arising out of or in connection with the performance by the Escrow Agent of its duties hereunder. Any amount payable to the Escrow Agent under Section 4.1(f) or this Section 4.1(g) shall be paid by the Company promptly upon notice by the Escrow Agent to the Company. If such payment is not made within 60 days of the Company’s receipt of such notice, then the Escrow Agent may pay such fees from the Escrow Fund. If it is necessary to use the cash surrender value of any Life Insurance Policies for this purpose, the Escrow Agent shall use the 10 day notice procedure set forth in Section 2.2(a) prior to cancellation of any policy. In the event payment is made hereunder to the Escrow Agent from the Escrow Fund, the Escrow Agent shall promptly notify the Company in writing of the amount of such payment. The Company agrees that, upon receipt of such notice, it will deliver to the Escrow Fund an amount of money or property equal to any payments made from the Escrow Fund to the Escrow Agent pursuant to Section 4.1(f) or this Section 4.1(g). The failure of the Company to transfer any such amount shall not in any way impair the Escrow Agent’s right to indemnification, reimbursement and payment pursuant to Section 4.1(f) or this Section 4.1(g).

(h)    Notwithstanding any other provisions of the Escrow Agreement, the Escrow Agent shall not be required to pay any benefits, premiums on insurance policies or expenses from funds other than the Escrow Fund. If there are not sufficient funds in the Escrow Fund to meet any one or more of the foregoing obligations that are due, then the Escrow Agent shall notify the Company of the amount needed to meet such obligations. Upon receipt of the funds from the Company, and not before then, the Escrow Agent shall pay for such obligations.

SECTION 4.2 Successor Escrow Agent. The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving notice in writing of such resignation to the Company and each Participant specifying a date (not less than 30 days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, the Company and Participants having at least 50 percent of all amounts then accounted for in the Escrow Fund with respect to their accounts shall appoint a successor Escrow Agent, such successor Escrow Agent to become Escrow Agent hereunder upon the resignation date specified in such notice. If the Company and the Participants are unable to so agree upon a successor Escrow Agent within 30 days after such notice, the Escrow Agent shall be entitled, at the expense of the Company, to petition the United States District Court for the District of Delaware or any of the courts of the State of Delaware having jurisdiction to appoint its successor. The Escrow Agent shall continue to serve until its successor accepts the escrow and receives the-Escrow Fund. The Company and Participants having at least 50 percent of all amounts then accounted for in the Escrow Fund with respect to their accounts may agree at any time to substitute a new Escrow Agent by giving fifteen days notice thereof to the Escrow Agent then acting. The Escrow Agent and any successor thereto appointed hereunder shall be a bank or trust company located in the United States having a combined capital and surplus of at least $500 million. Upon the appointment of a successor, the Escrow Agent shall transfer the Escrow funds to the successor and be relieved of any further liability to the Company, Participants or any other parties that may otherwise have a claim against any of the plans described in Section 1.1 hereof.

ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

SECTION 5.1 Termination. This Escrow Agreement shall be terminated upon the earliest of the four following events: (i) the exhaustion of the Escrow Fund; (ii) the final payment of all amounts payable to the Participants pursuant to the Plans; (iii) upon the vote of a majority of the directors of the Company then in office, but only with the written consent of Participants having at least 50 percent of all amounts then accounted for in the Escrow Fund with respect to their accounts; or (iv) 50 years from the date hereof. Promptly upon termination of this Escrow Agreement, any remaining potion of the Escrow Fund shall be assigned, transferred, and delivered to the Company.

SECTION 5.2 Amendment and Waiver. This Escrow Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto together with the written consent of Participants having at least 50 percent of all amounts then accounted for in the Escrow Fund with respect to their accounts. The parties hereto, together with the consent of Participants having at least 50 percent of all amounts then accounted for in the Escrow Fund with respect to their accounts, may at any time waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party hereto or a Participant to any such waiver shall be valid if set forth in an instrument in writing signed on behalf of such party or Participant. Notwithstanding the foregoing, any such amendment or waiver may be made by written agreement of the parties hereto without obtaining the consent of the Participants if such amendment or waiver does not adversely affect the rights of the Participants hereunder. No such amendment or waiver relating to this Escrow Agreement may be made with respect to a particular Participant unless said Participant has agreed in writing to such amendment or waiver.

ARTICLE VI

GENERAL PROVISIONS

SECTION 6.1 Further Assurances. The Company shall, at any time and from time to time, upon the reasonable request of the Escrow Agent, execute and deliver such further instruments and do such further acts as may be necessary or proper to effectuate the purposes of this Escrow Agreement.

SECTION 6.2 Certain Provisions Relating to this Escrow Agreement.

(a)    This Escrow Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating thereto. This Escrow Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

(b)    This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, other than and without reference to any provisions of such laws regarding choice of laws or conflict of laws.

(c)    In the event any provision of this Escrow Agreement or the application thereof to any person or circumstances shall be determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Escrow Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Escrow Agreement shall be valid and enforced to the fullest extent permitted by law.

(d)    Notwithstanding any of the provisions of this Escrow Agreement, this Escrow Agreement shall not create on behalf of a Participant or any beneficiary of a Participant any preferred right or secured interest in, or beneficial ownership interest in, any asset held under this Escrow Agreement or in the Escrow Fund; and a Participant and any beneficiary of a Participant shall at all times be a general, unsecured creditor of the Company, subject to such rights and preferences as may otherwise exist under applicable law.

SECTION 6.3 Notices. Any notice, demand or waiver required or permitted hereunder shall be in writing and shall be given personally or by prepaid registered or certified mail, return receipt requested, or by Federal Express, addressed as follows (or such other address as provided by one party to the other):

If to the Company:	Caesars Entertainment Corporation
Attention: Chief Executive Officer
One Caesars Palace Drive
Las Vegas, NV 89109

If to the Escrow Agent:	Wells Fargo Bank, N.A.
Attn: Institutional Retirement & Trust
3800 Howard Hughes Parkway, 3rd Floor
Las Vegas, NV 89169

If to a Participant, to the last given address of such Participant in the records of the Company or its subsidiaries.

A notice shall be deemed received upon the date of delivery if given personally or, if given by mail, upon the receipt thereof.

SECTION 6.4 Non-Assignment. Participants and their beneficiaries may not assign, pledge, encumber, or otherwise transfer any of their rights hereunder and no creditor of any Participant or of any beneficiary of a Participant shall have any claim or right to the funds under this Escrow Agreement.

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IN WITNESS WHEREOF, the parties have executed this Escrow Agreement on the 12th day of December, 2016.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Timothy Donovan
Its:	Executive VP & General Counsel

WELLS FARGO BANK, N.A.

By:	/s/ Gaye Borden
Its:	VP, IR & T

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